UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2024 (April 10, 2024)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	001-41368	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 417-9800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	EFSH	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 10, 2024, 1847 Holdings LLC (the “Company”) received a non-binding letter of intent (“LOI”) from a potential strategic acquiror (the “Acquiror”) relating to the potential acquisition of all or substantially all of the assets of the Company’s subsidiary, 1847 Cabinets Inc. (“Cabinets”). The purchase price for the acquisition would be up to $27 million and would be comprised of a mix of cash at closing and a multiyear earnout that may be paid in cash or promissory notes of the Acquiror. If the Company were to pursue this sale, the next step in the process would be to share due diligence information with the Acquiror and negotiate a definitive purchase and sale agreement. The sale would be subject to satisfactory completion of due diligence by the Acquiror, completion of definitive transaction documentation, required board and third-party consents and approvals and satisfaction of all closing conditions that will be described in the definitive documents for the sale transaction. The Acquiror indicated that it expects that it can complete due diligence and finalize definitive transaction documentation and close the transaction within approximately 90 days of the Company’s acceptance of the LOI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2024	1847 HOLDINGS LLC

/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

2